                                                                   EXHIBIT 10.24

                                                           [English Translation]

                                    AGREEMENT
              Contract No.: FOTIC (Tianwei Yingli) 2006-Q062001001

Party A: Baoding Tianwei Yingli New Energy Resources Co., Ltd.
Address: No.3055, Fuxing Zhong Road, Baoding 071051
Legal representative: DING Qiang
Telephone: 0312-310053
Fax: 0321-3151881
Contact Person: LIU Conghui

Party B: China Foreign Economic and Trade Trust & Investment Co., Ltd.
Address: Suite 808, Sinochem Building, No.2 Fu Xing Men Wai Avenue, Beijing
         100045
Legal representative: FENG Zhibin
Telephone: 010-88078808
Fax: 010-88078841
Contact Person: XU Ying

     WHEREAS, Party A is in the process of pre-listing private placement financing with international investors, and plans a public offering and overseas listing of itself or a company invested by itself as the primary investor (the "Listing Vehicle"). The parties hereby enter into this agreement through consultation and adhere to it:

     Article 1 Party B shall extend a loan to Party A in the form of trust loan.

     Article 2 The amount of the loan principal under this agreement shall be RMB Eighty Five Million Six Hundred Thirty Five Thousand Yuan. The actual amount of the loan principal and the drawdown date shall be in accordance with the Bill of Loan.

     Article 3 Term of the loan: the term of the loan under this agreement shall be one year, from May 18th, 2006 to May 17th, 2007.

     Article 4 Share Conversion, Loan Interest and Method of Repayment

     1. If Party A completes equity financing within the term set forth in
Article 3 of this Agreement, subject to all necessary approvals from the Chinese governmental authorities, Party B is entitled to convert 100% of the loan principal into the shares of the Listing Vehicle at the conversion price same as the subscription price adopted by the international investors in the prevailing private placement financing.

     The share conversion shall be conducted differently in each of the following two situations:

     (1) If Party A gets listed in an overseas market in the form of N shares, the loan principal shall be directly converted into the shares of Party A held by Party B directly. Party A undertakes to assist Party B in the relevant amendment company registration and record Party B on the shareholders register of Party A after the conversion.

     (2) If Party A gets listed in an overseas market in the form of red-hip shares, and Party B can't hold shares in foreign companies due to foreign exchange capital control, Party B shall designate an overseas institute to hold the shares of the Listing Vehicle. Party A shall be responsible for raising foreign funds needed for overseas share conversion, which shall be equivalent to the loan principal (the foreign exchange rate shall be the closing rate at the foreign exchange market the day before the share subscription).

     Party A shall procure that other shareholders of the Listing Vehicle consent to and acknowledge the share conversion.

     2. If the Listing Vehicle does not complete the equity financing within the term set forth in Article 3, Party B has the right to require Party A to repay the principal and the interests, at the rate of 8% per year, in one lump sum within five(5) working days after the maturity date of the loan. Considering the equity financing progress of Party A or the Listing Vehicle, the parties may agree through consultation to extend the term of the loan. During the extension period, Party B's right of share conversion shall be in accordance with Section 1 of Article 4 hereof.

     Article 5 Party A promises to retain intermediaries necessary for oversea listing, including overseas investment banks, overseas counsels, Chinese counsels and audit firm before May 20, 2005, and officially kick off the work on May 25, 2005. Party A undertakes to use its best efforts to complete the oversea listing by the end of 2006, and agrees to, if required by Party B, provide Party B with timely and accurate information regarding the listing of Party A or the Listing Vehicle.

     Article 6 This agreement shall become effective after the legal representatives or authorized representatives of the parties have signed the agreement and affixed the official seals of the parties hereon.

     Article 7 Any disputes shall be first settled through consultation between the parties. Should the consultation fail, such disputes shall be submitted to arbitration where Party B is located.

     Article 8 This agreement shall be executed in four (4) originals, with each party holding two (2), which shall have equal legal effect.

                             (Signatures to Follow)

Party A


Legal representative (or authorized proxy): /s/ Qiang Ding
                                            ------------------------------------
(Company Seal)


Party B


Legal representative (or authorized proxy): /s/ Xiaokang Zhang
                                            ------------------------------------
(Company Seal)